Exhibit 5.2

April 17, 2018

International Seaways, Inc.

600 Third Avenue, 39th Floor,

New York, New York

10016

We have acted as special U.S. counsel to International Seaways, Inc., a Marshall Islands corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its subordinated debt securities (the “Subordinated Securities”), (ii) its senior debt securities (the “Senior Securities” and, together with the Subordinated Securities, the “Debt Securities”) and (iii) its preferred stock, no par value (the “Preferred Stock”, together with the Debt Securities, the “Securities”).

The Debt Securities and Preferred Stock will have an indeterminate aggregate offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. The Subordinated Securities are to be issued under an indenture to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (or another trustee to be named therein), at or before the time of issuance of the Subordinated Securities (the “Subordinated Indenture”). The Senior Securities are to be issued under an indenture to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (or another trustee to be named therein), at or before the time of issuance of the Senior Securities (the “Senior Indenture” and, together with the Subordinated Indenture, the “Indentures”).

In arriving at the opinions expressed below, we have reviewed the Registration Statement. We have also reviewed:

(a)	the form of Subordinated Indenture filed as an exhibit to the Registration Statement; and

International Seaways, Inc., p. 2

(b)	the form of Senior Indenture filed as an exhibit to the Registration Statement.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Subordinated Securities (including any Subordinated Securities to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms) will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Subordinated Indenture; and

2. The Senior Securities (including any Senior Securities to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms) will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Senior Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (a) prior to the issuance of the Debt Securities, the Company will authorize the offering and issuance of such Debt Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform in all material respects to the descriptions thereof in the Registration Statement and to the terms of the applicable Indenture (as it may be amended or supplemented) or other agreement governing such Debt Securities and will not violate any applicable law, conflict with any matter of public policy, result in a default under, or breach of, any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and will take any other appropriate additional corporate action; (b) prior to the issuance of the Debt Securities, the Company will have duly authorized, executed and delivered any applicable Indenture, which shall conform to the respective form thereof filed as an exhibit to the Registration Statement and which shall be qualified under the Trust Indenture Act of 1939, as amended, or other agreement necessary with respect to or governing such Debt Securities or contemplated by such Debt Securities, any agreement governing such Debt Securities or the Registration Statement, and will take any other appropriate additional corporate action; (c) any instruments or receipts evidencing the Debt Securities and any agreement governing the Debt Securities will be governed by New York State law; (d) the Debt Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Debt Securities, the applicable Indenture and any other agreement governing those Debt Securities and in the manner contemplated by the Registration Statement; (e) the Debt Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; (f) with respect to any Debt Securities to be issued upon conversion, exchange or exercise of any Preferred Stock in accordance with its terms, such Preferred Stock will be validly issued, fully paid and non-assessable; (g) with respect to any Preferred Stock to be issued upon conversion, exchange or exercise of any Debt Securities in accordance with its terms, such Preferred Stock will be validly issued, fully paid and non-assessable; and (h) if issued in certificated form, certificates representing the Debt Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

International Seaways, Inc., p. 3

In rendering the opinions expressed above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

We express no opinion regarding any Preferred Stock, including any Preferred Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Debt Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that any designation in the Debt Securities or any applicable agreement governing those Debt Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Debt Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

With respect to our opinion expressed above as it relates to Debt Securities denominated in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Debt Securities or applicable agreement governing those Debt Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York.

International Seaways, Inc., p. 4

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Debt Securities, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigation, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner